Collaborative Investment Series Trust 485BPOS

Exhibit 99(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2022, relating to the financial statements and financial highlights of Revere Sector Opportunity ETF, a series of Collaborative Investment Series Trust, for the period ended March 31, 2022, and to the references to our firm under the headings “Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

July 29, 2022

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board